EXHIBIT 99.1

Royal Gold Provides Update on its Q4 2023 Stream Segment Sales and Details for Release of Q4 2023 Results

DENVER, COLORADO. January 9, 2024: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, sold approximately 49,900 gold equivalent ounces (GEOs)1 comprised of approximately 39,100 ounces of gold, 556,300 ounces of silver and 1,100 tonnes of copper related to its streaming agreements during the three-month period ended December 31, 2023 (the “fourth quarter”). The Company had approximately 15,200 ounces of gold and 383,100 ounces of silver in inventory at December 31, 2023.

RGLD Gold AG’s average realized gold, silver and copper prices for the fourth quarter were $1,955 per ounce, $23.18 per ounce and $8,136 per tonne ($3.69 per pound), respectively.  Cost of sales was approximately $417 per GEO for the fourth quarter.  Cost of sales is specific to the Company’s streaming agreements and is the result of the Company’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Details for Q4 2023 Results Release

Royal Gold’s results for the quarter ended December 31, 2023, will be released after the market closes on Wednesday, February 14, 2024, followed by a conference call on Thursday, February 15, 2024, at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

Fourth Quarter 2023 Call Information:

Dial-In	833-470-1428 (U.S.); toll free
Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
Access Code:	565180

Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of December 31, 2023, the Company owned interests on 178 properties on five continents, including interests on 37 producing mines and 22 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Vice President Investor Relations and Business Development
(720) 554-6995

1 GEOs are calculated as Royal Gold’s revenue divided by the average London PM gold fixing price for the quarter ended December 31, 2023, of $1,971 per ounce.